As filed with the Securities and Exchange Commission on May 5, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

OCEANEERING INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	95-2628227
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

11911 FM 529 Houston, Texas	77041
(Address of Principal Executive Offices)	(Zip Code)

SECOND AMENDED AND RESTATED 2010 INCENTIVE PLAN OF OCEANEERING INTERNATIONAL, INC.

(Full title of the plan)

David K. Lawrence

Senior Vice President, General Counsel and Secretary

Oceaneering International, Inc.

11911 FM 529

Houston, Texas 77041

(713) 329-4500

(Name, address and telephone number, including area code, of agent for service)

with a copy to:

Ted W. Paris

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

(713) 229-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.25 per share	2,100,000	$25.895	$54,379,500	$6,302.58

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may become issuable to prevent dilution with respect to the shares offered hereby as a result of any future stock split, stock dividend, recapitalization, or other similar transaction in the future during the effectiveness of this Registration Statement.
(2)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(c) and Rule 457 (h) under the Securities Act, based on the average of the high and low trading prices of the registrant’s common stock, as reported on the New York Stock Exchange on May 2, 2017.

INTRODUCTION

REGISTRATION OF ADDITIONAL SECURITIES

This registration statement on Form S-8 (the “Registration Statement”) is being filed by the registrant, Oceaneering International, Inc., a Delaware corporation (“Oceaneering”), pursuant to General Instruction E to Form S-8 for the purpose of registering an additional 2,100,000 shares of common stock, par value $0.25 per share, of Oceaneering (“Common Stock”), for issuance under the Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc., effective as of May 5, 2017 (the “Plan”), which shares of Common Stock are in addition to the shares of Common Stock registered on Oceaneering’s Form S-8 filed by Oceaneering on May 7, 2010 (No. 333-166612) (the “Prior Registration Statement”). Pursuant to General Instruction E to Form S-8, the content of the Prior Registration Statement is incorporated herein by reference and made part of this Registration Statement, except as otherwise updated or modified herein. The Plan was recommended for approval by Oceaneering’s Board of Directors and approved by Oceaneering’s stockholders at Oceaneering’s annual meeting held on May 5, 2017. The Plan was previously named the 2010 Incentive Plan of Oceaneering International, Inc. and the Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act. Those documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

This Registration Statement incorporates by reference the following documents which have been filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by Oceaneering (File No. 1-10945):

1.	Oceaneering’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

2.	Oceaneering’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.

3.	Oceaneering’s Current Reports on Form 8-K filed with the SEC on January 3, 2017, February 8, 2017 (solely with respect to Item 8.01), February 15, 2015 (solely with respect to Item 5.02), February 27, 2015 and April 26, 2017 (solely with respect to Item 8.01).

4.	The description of Oceaneering’s Common Stock in its Registration Statement on Form 8-A filed on November 20, 1991, as amended.

All reports and other documents filed by Oceaneering pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, excluding any information furnished but not filed pursuant to any current report on Form 8-K, after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement in this Registration Statement or in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

EXPERTS

The consolidated financial statements of Oceaneering appearing in Oceaneering’s Annual Report (Form 10-K) for the year ended December 31, 2016, and the effectiveness of Oceaneering’s internal control over financial reporting as of December 31, 2016 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

The opinion as to the legality of the securities registered hereunder is being given by David K. Lawrence, Senior Vice President, General Counsel and Secretary of Oceaneering. Mr. Lawrence is eligible to participate in the plan.

Item 6.	Indemnification of Directors and Officers.

Delaware General Corporation Law

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with defense or settlement of such an action and court approval is required before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action referred to above, or in defense of any such action or claim, issue or matter, that person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection with such action or claim, issue or matter.

Bylaws

Article VI of Oceaneering’s amended and restated bylaws (the “Bylaws”) provides that Oceaneering will indemnify and hold harmless each of its directors and officers, to the fullest extent applicable law permits, from and against any and all judgments, penalties, fines (including excise taxes), amounts paid in settlement and, subject to certain limitations, expenses arising out of any claim, other than a claim brought by or on behalf of Oceaneering or a related enterprise, by reason of the fact that: (1) such person is or was a director or an officer of Oceaneering; or (2) while a director or an officer, such person served, at the request of Oceaneering, as a director, officer, manager, administrator, employee, agent or representative of a related enterprise (any person described in item 1 or 2, is referred to as an “Eligible Indemnitee”). For claims brought by or on behalf of Oceaneering or a related enterprise, Oceaneering will indemnify an Eligible Indemnitee for all expenses reasonably incurred as a result of such claim if the Eligible Indemnitee is not adjudged liable under such claim or if the court making the adjudication of liability against the Eligible Indemnitee determines that despite such an adjudication, the circumstances in the case warrant that the Eligible Indemnitee be indemnified for expenses reasonably incurred. Article VI of the Bylaws also provides that Oceaneering may advance funds to an Eligible Indemnitee to cover expenses he or she incurs in defending against any action, suit or proceeding that may give rise to a right to indemnification upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by Oceaneering. Oceaneering may, to the extent and in the manner applicable law permits, indemnify and advance expenses to persons other than present or former directors or officers of Oceaneering, when authorized by the Board of Directors of Oceaneering or other appropriate corporate action.

Oceaneering has also entered into indemnification agreements with each of its directors and executive officers. These indemnification agreements generally provide Oceaneering’s directors and executive officers with a contractual right of indemnification to the same extent provided by Section 145 of the Delaware General Corporation Law and a contractual right to advancement of expenses consistent with the provisions of Article VI of the Bylaws.

Certificate of Incorporation

Additionally, Oceaneering’s restated certificate of incorporation, as amended (the “Certificate of Incorporation”), contains a provision that eliminates the personal liability of directors to Oceaneering or its stockholders for monetary damages for breach of the director’s fiduciary duty of care as a director. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his duty of loyalty to Oceaneering or to stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for the declaration or payment of dividends in violation of Delaware law, or in respect of any transaction from which that director receives an improper personal benefit.

Oceaneering also maintains directors’ and officers’ liability insurance for its directors and officers that protects them from certain losses arising from claims or charges made against them in their capacities as directors or officers of Oceaneering.

Second Amended and Restated 2010 Incentive Plan

In addition, Section 6 of the Plan provides that no member of the Compensation Committee of the Board of Directors of Oceaneering or officers of Oceaneering who administers the Plan shall be liable for anything done or omitted to be done by him or her in connection with the performance of duties under the Plan, except for his or her own willful misconduct or as expressly provided by statute.

The discussion of the Certificate of Incorporation, the Bylaws, the Plan and Section 145 of the Delaware General Corporation Law included in this Item 6 is intended to be only a summary and is qualified in its entirety by the full text of each of the foregoing.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

Exhibit Number		Description

*4.1	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).

*4.2	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).

*4.3	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 19, 2014).

*4.4	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed August 21, 2015).

*4.5	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).

4.6	—	Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.

5.1	—	Opinion of David K. Lawrence.

23.1	—	Consent of David K. Lawrence (included in Exhibit 5).

23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Oceaneering.

24.1	—	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference to the filing indicated.

Item 9.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 5th day of May, 2017.

OCEANEERING INTERNATIONAL, INC.

By:	/s/ M. Kevin McEvoy
M. Kevin McEvoy
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Roderick A. Larson, Alan R. Curtis and David K. Lawrence or any of them, each with power to act with or without the others, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all pre- and post-effective amendments and supplements to this Registration Statement, and to file or cause to be filed the same, with all exhibits thereto and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing appropriate or necessary to be done in and about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 5, 2017.

Signature	Title

/s/ M. Kevin McEvoy M. Kevin McEvoy	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Alan R. Curtis Alan R. Curtis	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ W. Cardon Gerner W. Cardon Gerner	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)

/s/ John R. Huff John R. Huff	Director, Chairman of the Board

/s/ William B. Berry William B. Berry	Director

/s/ T. Jay Collins T. Jay Collins	Director

/s/ Paul B. Murphy, Jr. Paul B. Murphy, Jr.	Director

/s/ Jon Erik Reinhardsen Jon Erik Reinhardsen	Director

/s/ Steven A. Webster Steven A. Webster	Director

EXHIBIT INDEX

Exhibit Number		Description

*4.1	—	Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.01 to Oceaneering’s Annual Report on Form 10-K for the year ended December 31, 2000).

*4.2	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 16, 2008).

*4.3	—	Certificate of Amendment to Restated Certificate of Incorporation of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed May 19, 2014).

*4.4	—	Amended and Restated Bylaws of Oceaneering (filed as Exhibit 3.1 to Oceaneering’s Current Report on Form 8-K filed August 21, 2015).

*4.5	—	Specimen Stock Certificate for Common Stock (filed as Exhibit 4(a) to Oceaneering’s Annual Report on Form 10-K for the year ended March 31, 1993).

4.6	—	Second Amended and Restated 2010 Incentive Plan of Oceaneering International, Inc.

5.1	—	Opinion of David K. Lawrence.

23.1	—	Consent of David K. Lawrence (included in Exhibit 5).

23.2	—	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Oceaneering.

24.1	—	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated by reference to the filing indicated.